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EXHIBIT 3.15


                  UNIVERSAL TRADING TECHNOLOGIES CORPORATION

                          CERTIFICATE OF DESIGNATION

                                      FOR

                             SERIES TK CONVERTIBLE
                                PREFERRED STOCK

                        ______________________________

                            Pursuant to Section 151
            of the General Corporation Law of the State of Delaware
                       _________________________________


          Universal Trading Technologies Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that pursuant to the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, at a meeting duly convened on June 4, 1999 at which a quorum was present at all times, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

          WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Corporation's Certificate of Incorporation, to fix by resolution or resolutions the designation of each class or series of Preferred Stock (the "Preferred Stock") and the voting powers, and any designations, preferences, and relative, participating, optional or other special rights of any such class or series of Preferred Stock, as well as such other provisions with regard to redemption (at the option of the holders thereof and/or at the option of the Corporation), dividends, dissolution or the distribution of assets, conversion or exchange, and any qualifications or restrictions thereof or such other subjects or matters as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors; and

          WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix the terms of the series of Preferred Stock designated as Series TK Convertible Preferred Stock (the "Series TK Preferred"):

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          NOW THEREFORE, be it resolved, that the terms and provisions of such series and all other right or preferences granted to or imposed upon such series or the holders thereof are as herein set forth:

          1. Rank. The Series TK Preferred shall, with respect to rights upon liquidation, dissolution and winding-up of the Corporation, rank pari passu with all other series of preferred stock or other class of security expressly ranking pari passu ("Pari Passu Classes") with the Series TK Preferred of the Corporation and prior to all series or classes of Common Stock of the Corporation ("Common Stock"). Nothing contained herein shall be construed to prohibit the Corporation from authorizing or issuing, in accordance with its Certificate of Incorporation and bylaws, as the same may be amended and in effect from time to time, any classes or series of equity securities of the Corporation ranking senior to or pari passu with the Series TK Preferred with respect to rights upon liquidation, dissolution and winding-up of the Corporation or both.

          2. Dividends. The holders of the shares of the Series TK Preferred shall not be entitled to dividends.

          3.  Liquidation Preference.

              (a) Subject to the rights of holders of any class of capital stock or series thereof expressly ranking senior to the Series TK Preferred, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of each share of the Series TK Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount equal to $13.727 for each share of Series TK Preferred then held by such holder (such amount being herein called the "Liquidation Preference") before any payment shall be made or any assets distributed to the holders of Common Stock or any other series of capital stock junior to the Series TK Preferred. If the assets of the Corporation are not sufficient to pay in full the payments payable to the holders of outstanding shares of Series TK Preferred and any Pari Passu Classes upon the liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of all such shares shall share ratably with all other holders of shares of Series TK Preferred and Pari Passu Classes in such distribution of assets in proportion to the Liquidation Preference of the respective shares.

              (b) For the purposes of this Section 3, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations or other entities shall be deemed to be a liquidation, dissolution or winding up of the Corporation, voluntarily or involuntarily.

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          4.  Conversion.

              (a) Rights of Holder of Convert. At any time (i) after April 30, 2001 or (ii) upon a "Change of Control" (as defined below) each holder of shares of Series TK Preferred may, at the option of the holder exercisable at any time and from time to time thereafter, convert some or all of such holder's shares of Series TK Preferred into such number of shares of Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") as is obtained by multiplying the number of shares of Series TK Preferred to be so converted by 10 (such number, as adjusted from time to time pursuant hereto, is herein called the "Conversion Ratio"). For purposes hereof a "Change of Control" shall mean: (x) the consolidation or merger of the Corporation or any affiliate of the Corporation holding or controlling a majority of the assets relating to the business of the Corporation with or into any third party; (y) the assignment, sale, transfer, lease or other disposition of all or substantially all of the assets of the Corporation and its affiliates taken as a whole; or (c) the acquisition by any third party or group of third parties acting in concert, of beneficial ownership of shares of greater than fifty percent (50%) of the voting stock of the Corporation.

              (b) Adjustments to Conversion Ratio. The Conversion Ratio shall be adjusted, from time to time by the Board of Directors of the Corporation, to reflect the effect of any stock dividend, stock split, reverse stock split, merger, consolidation, recapitalization (other than the issuance of Common Stock in exchange for indebtedness or other obligation of similar value), reorganization or other similar transaction affecting the Corporation so that immediately following such event the holders of the Series TK Preferred shall be entitled to receive upon conversion thereof the kind and amount of shares of securities of the Corporation and other property which they would have owned or been entitled to receive upon or by reason of such event if such shares of Series TK Preferred had been converted immediately before the record date (or, if no record date, the effective date) for such event. An adjustment made pursuant to this paragraph (b) of this Section 4 shall become effective immediately after the opening of business on the day next following the record date in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of an applicable subdivision, combination, reclassification, merger, recapitalization, reorganization or other similar transaction.

              (c) Notice of Adjustments. The Corporation shall give each holder of Series TK Preferred prior written notice delivered to the applicable address set forth on the record books of the Corporation of each adjustment made pursuant to this paragraph (b) of Section 4.

              (d) Procedures for Conversion. Any holder of Series TK Preferred electing to convert such shares or any portion thereof commencing on or after April 30, 2001, shall deliver the certificates therefor to the principal office of the Corporation, with the form of notice of election to convert endorsed on such certificates fully completed and duly executed. The conversion right with respect to such Series TK Preferred shall be deemed to have been

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exercised on the date upon which the certificates therefor with such notice of election duly executed shall have been so delivered, and the person or persons entitled to receive Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

              (e) No Fractional Securities. No fractional shares of Common Stock shall be issued upon conversion of shares of Series TK Preferred. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any share or shares of Series TK Preferred, the Corporation shall pay a cash adjustment in respect of such fraction in such amount as the Board of Directors of the Corporation shall in good faith determine.

              (f) Taxes. If a holder converts shares of Series TK Preferred, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of securities of the Corporation to the holder upon the conversion. The holder shall pay any such tax due because any shares are issued in a name other than the holder's.

              (g) Reservation of Shares. The Corporation shall at all times reserve out of its authorized but unissued shares of Common Stock, or such shares held in treasury enough of such shares (or other securities deliverable upon conversion) to permit the conversion of all of the Series TK Preferred then outstanding and the issuance of shares of Common Stock issuable upon the conversion of all of the Series TK Preferred then outstanding. All shares of Common Stock issued upon due conversion of shares of Series TK Preferred shall be validly issued, fully paid and non-assessable.

          5.  Redemption.

              (a) General. At any time and from time to time after the sixth anniversary of the date this Certificate of Designation is first filed with the Secretary of State of the State of Delaware, the Corporation may redeem all or any portion of the then outstanding Series TK Preferred for an amount in cash equal to the Liquidation Preference in accordance with the provisions of this
Section 5.

              (b) Redemption Procedure. If the Corporation shall determine to redeem less than all shares of the Series TK Preferred then outstanding pursuant to paragraph (a) of this Section 5, (i) the shares to be redeemed shall be selected pro rata (or as nearly as may be) so that the number of shares redeemed from each holder shall bear the same proportion to all the shares to be redeemed that the total number of shares then held by such holder bears to the total number of shares then outstanding or (ii) if the number of holders of the Series TK Preferred Stock exceeds 50, and the Board of Directors so determines, the shares to be redeemed shall be selected by lot.

              (c) Notice. Notice of every redemption pursuant to this Section 5 shall be mailed, first class, postage prepaid, not less than 60 days prior to the date fixed for redemption

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(the "Redemption Date"), to each holder's address as it appears on the books of the Corporation. Each such notice shall state: the Redemption Date; the number of shares of Series TK Preferred to be redeemed, and, if less than all shares of Series TK Preferred held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; the redemption price applicable to the shares to be redeemed; and the place or places where such shares are to be surrendered.

              (d) Rights of Holders. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation defaults in providing money for the payment of the redemption price) said shares shall no longer be deemed to be outstanding, all rights of holders thereof as stockholders of the Corporation (except the right to receive the redemption price thereof, without interest) shall terminate, and, upon surrender, in accordance with said notice, of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require), such shares shall be redeemed by the Corporation at the applicable redemption price; provided, however, that the Corporation may include in such notice a statement that the money required for the payment of the redemption price will be deposited on a specified date, prior to the Redemption Date, with a specified bank or trust company (which shall have an office in The City of New York and which shall have a combined capital and surplus of not less than $50,000,000) in trust for the benefit of holders of shares called for redemption, and, notice having been given, from and after such deposit shares called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith upon such deposit cease and terminate except for the right to receive the amount payable upon surrender of the certificates representing such shares from such bank or trust company (but not from the Corporation). If less than all the shares represented by any surrendered certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder who surrendered such certificate. Holders of shares of Series TK Preferred called for redemption shall not be entitled to any interest allowed by any such depositary on money deposited to effect the redemption but any such interest shall be paid to the Corporation. Any money deposited as aforesaid for redemption of any shares and remaining unclaimed for four years and eleven months after the date of such deposit shall then be repaid to the Corporation upon its request, and the holders of such shares shall thereafter look only to the Corporation for payment of the redemption price thereof, without interest.

              (e) Status of Redeemed Shares. Any share of Series TK Preferred redeemed or otherwise purchased or acquired by the Corporation shall be retired, shall no longer be deemed outstanding, and shall not be reissued.

          6. Voting Rights. The holders of record of shares of Series TK Preferred shall not be entitled to vote on any matters presented to the stockholders of the Company for approval, except as required by law.

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          7.  General Provisions.

              (a) "Outstanding" Securities. The term "outstanding", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation, or a subsidiary thereof.

              (b) Headings. The headings of the paragraphs, subparagraphs, clauses, and sub-clauses of this Certificate of Designation are for convenience of reference only and shall not define, limit, or affect any of the provisions hereof.

          IN WITNESS WHEREOF, the undersigned have caused this certificate to be signed by their respective Presidents and Secretaries, respectively, this 4th day of June, 1999.


                                    UNIVERSAL TRADING
                                    TECHNOLOGIES CORPORATION


                                      /s/ Fred S. Weingard
                                    ------------------------------------
                                    Fred S. Weingard
                                    President


                                      /s/ John Blohm
                                    ------------------------------------
                                    John Blohn
                                    Secretary

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